Exhibit 5.1

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, FL 33410

February 13, 2026

Splash Beverage Group, Inc.

1314 Las Olas Blvd, Suite 221

Fort Lauderdale, FL 33301

Attention: William Meissner, President

Dear Mr. Meissner:

You have requested our opinion with respect to certain matters in connection with the filing by Splash Beverage Group, Inc. a Nevada corporation (the “Company”) on the date hereof of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement covers 5,315,780 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issued or issuable under the Company’s 2025 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion, including, but not limited to, the Registration Statement, the Company’s Articles of Incorporation, as amended, and Bylaws, as amended. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions expressed herein are limited to Chapter 78 of the Nevada Revised Statutes, as currently in effect, and we express no opinion as to the applicability or the effect of any other law of the State of Nevada or the laws of any other jurisdiction.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company in the manner and in accordance with the terms of the applicable Plan and award agreement, as the case may be, will be validly issued, fully paid and non-assessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Form S-8 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
Nason, Yeager, Gerson, Harris & Fumero, P.A.